Exhibit 21.1

Principal Subsidiaries, Consolidated Affiliated Entities and Subsidiaries of Consolidated Affiliated Entities of the Registrant

Subsidiaries:

Installment (HK) Investment Limited, a Hong Kong company

Beijing Shijitong Technology Co., Ltd., a PRC company

Shenzhen Lexin Software Technology Co., Ltd., a PRC company

Consolidated Affiliated Entities:

Shenzhen Xinjie Investment Co., Ltd., a PRC company, a PRC company

Shenzhen Fenqile Network Technology Co., Ltd., a PRC company

Beijing Lejiaxin Network Technology Co., Ltd., a PRC company

Shenzhen Qianhai Dingsheng Asset Management Co., Ltd., a PRC company

Subsidiaries of Consolidated Affiliated Entities:

Ji’an Fenqile Internet Small Loan Co., Ltd., a PRC company

Shenzhen Fenqile Trading Co., Ltd., a PRC company

Shenzhen Lexin Financing Guarantee Co., Ltd., a PRC company

Shenzhen Qianhai Juzi Information Technology Co., Ltd., a PRC company

Shenzhen Tiqianle Network Technology Co., Ltd., a PRC company